AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 8, 2021

SEISMIC CAPITAL COMPANY

11271 Ventura Blvd #479

Los Angeles, CA 91604

1 (424) 512-2200

www.seismic.company

Up to 8,909,091 shares of Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 36

We are offering up to 8,909,091 shares of Common Stock on a "best efforts" basis.

	Price to public	Underwriting discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$5.50	$0.495	$5.005	$0
Total Maximum	$49,000,000	$4,410,000	$44,590,000	$0

(1)   The Company has engaged C2M Securities LLC as its placement agent for this Offering and will agree to pay cash fees of up to approximately $4.4 million for a fully-subscribed offering to the Placement Agent and third party registered brokers-dealers who introduce investors to this offering (the “Offering”).  The maximum commission payable to the Placement Agent is 9% if all Common Stock were to be sold through the Placement Agent. See the “Plan of Distribution” for details.

(2)   Not including expenses of this Offering, which are estimated at approximately $161,700 for a fully-subscribed offering, not including state filing fees.

We have engaged Atlantic Capital Bank, National Association as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. This Offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold; (ii) three years from the date of qualification of this Offering Statement or (iii) the date at which the Offering is earlier terminated by the company at its sole discretion. However, if a new offering statement is filed with the United States Securities and Exchange Commission (the “SEC”) prior to the termination of this Offering, this Offering may continue to be offered and sold until the earlier of the qualification of the new offering statement or three years and 180 days from the date of qualification of this Offering Statement. At least every 12 months after this Offering has been qualified by the SEC, the Company will file a post-qualification amendment to include its recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. We may undertake one or more closings on a rolling basis, if we do so, we anticipate after the initial closing to hold closing at least on a monthly basis. After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this Offering.

The minimum investment amount for our Common Stock is $1,000.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering is inherently risky. See “Risk Factors” on page 11.

Sales of these securities will commence on approximately [•], 2021, within two days of the qualification of this offering.

This Offering Circular follows the Offering Circular format.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying Offering Circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC. Periodically, as we make material investments, or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Company’s website, www.seismic.company. The contents of the Company’s website (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Company’s Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the digital industry generally;

•	changes in the competitive environment, including new entrants;

•	our ability to become profitable;

•	our ability to effectively execute our business plan;

•	changes in laws or regulations governing our business and operations;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;

•	costs and risks associated with litigation;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on our financial conditions;

•	other risks described from time to time in periodic and current reports that we file with the Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the Company including but not limited to the fact that we have limited operating history and a small management team. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Offering Circular.

OFFERING SUMMARY

This Offering summary highlights material information regarding our business and this Offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Offering Circular carefully, including the “Risk Factors” section before making a decision to invest in our Common Stock.

In this Offering Circular, the term “Seismic,” “we,” or the “Company” refers to Seismic Capital Company. The term “Offering” refers to the offer of Common Stock offered pursuant to this Offering Circular. The Company’s website is not incorporated into this Offering Circular. On December 30, 2020, the Company effected a 1-for-4 reverse stock split; all the share numbers in this Offering Circular are on a post-split basis.

Summary

Seismic is a newly formed Delaware corporation. Our business plan is to find, invest in, and grow early stage companies we believe have the ability to disrupt their marketplaces. Our goal is to turn seismic ideas into disruptive successful companies.

We plan to raise up to $49 million in this Offering and use the capital to invest in 10 to 15 early stage companies. We plan to take and hold a majority equity position in most of our portfolio companies. As a holding company-incubator, we intend to participate in the businesses of our subsidiary portfolio companies. We will provide them, as needed or appropriate, management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support. Unlike short-term incubator programs typically hosted by universities or sponsored by local economic development organizations, we plan to stay involved with our portfolio companies for a much longer period of time – approximately three to seven years on average. We seek highly promising opportunities and look beyond short-term financial return. We believe that our focus and ability to seek disruptive companies and winning teams, and to create a platform of portfolio companies aimed at causing seismic disruption in their market, will allow us to generate an attractive rate of return for our investors. We will manage our assets so as not to become an “investment company” as that term is defined in the Investment Company Act of 1940 (the “Investment Company Act”).

As of the date of this Offering Circular, we have begun to put in place the cornerstones of our business plan: an experienced legal and accounting team to help put the proper procedures and business processes in place at every portfolio company, a suite of benefits and human resources management resources, mentoring, sales and marketing management, technology design and infrastructure support, and advisors on every aspect of building a business from diversity and inclusion to programming design to incubator management. Further, we have signed non-binding letters of intent with three potential acquisitions. On December 30, 2020, the Company effected a 1-for-4 reverse stock split.

Market Opportunity

The COVID-19 pandemic and concurrent economic slowdown are causing shifts in every area of society. We expect a huge increase in creativity and in re-thinking how business is done and how people navigate their daily lives. We are poised to foster some of the growth and change that is anticipated. We believe there are many industries, niches, and processes ripe for disruption. Here are just a few examples:

•	mobile cash services targeted at unbanked populations;

•	educational digital testing and student performance optimization;

•	brand engagement through online gaming and cellular network utilization;

•	trusted proprietary platform for managing corporate shareholders and share transfers; and

•	short-form video content platform for social media entertainment marketing.

Our Strategy

We believe the winning strategy is to partner with highly motivated management teams and disruptive entrepreneurs. Success of our business model is premised on the following:

•	Portfolio Company Selection – Investing in companies with a developed technology, service or product, at least one customer, and two to three years of business activities enhances the likelihood of success. We believe start-up companies face the highest risks of failure during the first two to three years of its operating history, and that inability to attract customers is often a primary reason for failure. We plan to invest primarily in companies that have at least two to three years of business activities, a developed product or service, and at least one customer. Our strategy is to time our investment to provide traction, and not resuscitation for these companies.

•	Realistic Time Horizons – Our value proposition is compelling when compared to that found in typical incubator programs. Unlike typical business incubators and accelerators, we plan to provide patient capital and stay invested in our portfolio companies for a much longer period of time. We are more focused on helping seismic ideas grow into disruptive successful companies than short-term financial returns.

•	Nurturing and Advising – Our collaborative and consensus-seeking approach is much preferred to the protective provisions typically required by venture capital firms. We believe in collaboration with winning management teams, and that includes achieving consensus with our subsidiaries on all major corporate decisions. A typical venture capital investment requires certain protective provisions in the portfolio company’s governing documents. These provisions generally require the venture capital firm’s approval for all major corporate events such as sale of the company, additional financings, mergers and acquisitions, material employment agreements, material joint ventures, and other relationships, regardless of the size of the firm’s equity stake in the portfolio company. We, on the other hand, even in the case where we hold a majority equity position, believe that all such major corporate events should require approval of a super-majority of the Board of the Directors (or managers in the case of limited liability companies) and the outstanding shares of our subsidiaries.

•	Mitigating Risks for Failure – The suite of value-added services we offer to our portfolio companies will enhance their likelihood of success. For our operating subsidiaries, we will wrap them with our support and services (see “Business - Our Strengths and Competitive Advantages”) that will increase their competitive advantages. For our other portfolio companies that are not our subsidiaries, we will offer them access to the same support and services, and if accepted, we believe these benefits will not only mitigate their risks for failure but enhance their likelihood of success.

•	Recognizing High Probabilities of Scale – Our platform of portfolio companies in the digital space will allow us to achieve economies of scale. We plan to invest in 10 to 15 early stage companies and will benefit from economies of scale. For instance, we will be in a much better position to negotiate on behalf of our portfolio companies with third-party human resources benefits providers. We expect to be able to purchase higher-quality and more comprehensive human resources benefits for employees of our portfolio companies than these companies can on an individual basis.

•	Multiple Bottom Lines – We offer attributes that will increase likelihood of long-term and outsized success. Because there is no agreed, strict definition of an ESG (environmental, social and corporate governance) investing, we cannot claim strict adherence to a set of ESG principles. But we do believe in socially responsible investing, and we will seek to put ESG principles into practice. We seek companies doing good work and whose business at a minimum is not causing harm to the environment, society, or the industry. Further, we value diversity and inclusion across all lines.

Our Strengths and Competitive Advantages

We believe our competitive strengths lie in the “blue-chip” benefits we confer and make available to all our portfolio companies. We believe that these benefits will greatly enhance their likelihood of success. Some of these benefits include:

•	Enthusiastic, supportive, and patient capital – Unlike other capital providers who may be more focused on short term financial returns, we plan to provide enthusiastic, supportive, and patient capital. Through mentorship, we will also coach management on how to raise subsequent rounds of financing for their own organic growth, growth through acquisitions, management buyouts, or other material events.

•	Operational support, if needed – Many of our principals and advisors are serial entrepreneurs and veterans in technology, information design and infrastructure, banking, corporate finance, and business incubator business. If needed, we will provide a wide range of operational support that may include management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support, including access to governmental lobbying where needed and diversity training and management. We believe the winning formula is to remove some of the operational challenges common to early stage companies that may distract management from growing the business.

•	Mentorship – We promote idea exchange, coaching and collaboration. We plan to be active participants in all material aspects of our operating subsidiaries’ business. We believe that each of our portfolio companies has a unique business or market advantage and we plan to nurture that advantage and coach management on how to best leverage this advantage. Wherever possible, we also plan to encourage our portfolio companies to collaborate for mutual benefits.

•	Network of professionals – Our network stems from long-term relationships. This includes clients and senior managers across industries and disciplines, influencers, business developers, product designers and developers, and board members. We plan to customize our deployment of our deep and extensive networks to each portfolio company, and help them open doors and opportunities to sales and partnerships.

The Offering

The Offering is for Common Stock of Seismic Capital Company. The rights of the Common Stock are described more fully in “Securities Being Offered.”

Securities offered	Maximum of 8,909,091 shares of Common Stock

Shares of Common Stock outstanding before the offering	26,495,618 shares (1)

Shares of Common Stock outstanding after the offering	35,404,709 shares (1)

Delivery of the Shares	Shares will be delivered by book entry.

Use of proceeds	The net proceeds of this Offering will be used primarily for investment in 10 to 15 promising early stage companies. If we raise an aggregate of $5 million or more through sale of equity securities, we will be required to pay up to an aggregate of $875,000 in signing bonus to our executive officers. See “Compensation of Directors and Executive Officers – Employment Agreements” and “Use of Proceeds.”

(1)	Includes 17,062,500 shares of Common Stock held by our four co-founders which are subject to a Company repurchasing option over the next three years.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our securityholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Risks Relating to Our Business

•	We are a brand-new company with no operating history, which may make it difficult for investors to evaluate our business model and to assess our future viability.

•	Investors will have no opportunity to evaluate or approve our acquisitions or investments.

•	Our business strategy depends in large part on our ability to purchase controlling equity stakes in early stage companies at a reasonable price.

•	We may invest in one or more target companies that have existing relationships with entities affiliated with our officers, advisors and existing stockholders which may raise potential conflicts of interest.

•	We may never generate sufficient income to become profitable.

•	Our business model may require us to have higher operational costs than other business incubators or accelerators.

•	Our integrity and accountability standards may negatively affect our bottom-line results.

•	If we are deemed an “investment company” under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.

•	If we fail to raise the funds we need to make acquisitions, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we will need to significantly delay, scale back or discontinue the anticipated levels of our acquisitions and operations.

•	Our success will depend on our executive officers and loss of any of our executive officers may prevent us from executing our business strategy successfully.

•	Our business may be adversely affected by competitive market conditions and we may not be able to adapt our business strategy to a changing economy during a global pandemic.

•	The novel coronavirus (COVID-19) pandemic and concurrent economic slowdown may have an unexpected effect on our business, financial condition, and results of operations.

Risks Relating to the Offering and Ownership of Our Shares

•	There is no current market for our securities.

•	Investors in this Offering may experience immediate and substantial dilution.

•	We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

•

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California and our Certificate of Incorporation has a forum selection provision that requires disputes be resolved in the Court of Chancery in the State of Delaware, regardless of convenience or cost to you, the investor.

•	Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•	There is no minimum amount set as a condition to closing this Offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this offering circular before deciding whether to invest in our securities. The risks and uncertainties described in this offering circular are not the only ones we face. We are also subject to all the same risks that all companies in the current economy are exposed to. These include risks relating to starting a business, and conducting business during a global pandemic, economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently riskier than more developed companies.

Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. See also the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements.” If any of the events discussed in the risk factors below or elsewhere in this offering circular occur, it could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, you could lose all or part of your investment.

Risks Relating to Our Business

We are a brand-new company with no operating history, which may make it difficult for investors to evaluate our business model and to assess our future viability.

We are a newly formed company with no operating history upon which an evaluation of our past performance and future prospects can be made. Our operations to date have been limited to organizing the Company, identifying and assembling our Board of Advisors, engaging in activities related to financings, including this Offering, and beginning the search for appropriate portfolio companies. There is no assurance that we can execute our business strategy successfully or that we will ever be profitable.

We have concluded that substantial doubt exists regarding our ability to continue as a going concern

We were incorporated on July 1, 2020 and, as of the date of this Offering Circular, we have not generated any revenues and our operations have been funded through advances from our officers and seed investments. As of August 31, 2020, we have negative working capital of $181,876 and an accumulated deficit of $151,876. As such, substantial doubt exists regarding our ability to continue as a going concern for a period of at least twelve months from the date of this filing. Our failure to raise additional short-term capital could have a negative impact on not only our financial condition but also our viability.

Investors will have no opportunity to evaluate or approve our acquisitions or investments.

Our business model requires us to identify and actively pursue winning management teams and disruptive entrepreneurs in early stage companies aimed at causing seismic disruption in the digital industry. Although we have entered into non-binding letters of intent with certain companies regarding possible investment subject to due diligence among other things, we have no commitments to enter into any contract with any of them. Since our relationship with these prospective targets do not rise to the level of a “probable” acquisition at this time, their financial statements are not made available to our investors. As a result, there is no information regarding the performance of any particular company that you can evaluate when determining whether to invest in us, and investors will generally not have an opportunity to evaluate or approve our acquisitions or investments. You must rely solely on us and our executive officers with respect to the selection, amount and economic merits of each potential acquisition.

Our business strategy depends in large part on our ability to purchase controlling equity stakes in early stage companies at a reasonable price.

Our business model requires us to own and hold in most cases a controlling equity position in promising early stage companies with a developed service or product, at least one customer and two to three years of business activities. There are no assurances that we can identify targets that fit these target investment criteria, and even if we can, that any of the possible transactions under review by us will be concluded successfully. We plan to actively pursue disruptive entrepreneurs and make investments shortly after the Offering. However, there are no assurances that we will be able to do so, or if so, at an attractive valuation.

We may invest in one or more target companies that have existing relationships with entities affiliated with our officers, advisors and existing stockholders which may raise potential conflicts of interest.

Both our Chief Executive Officer, Mr. Weinstein and our President, Mr. White, have been active in the capital markets. Through their companies as well as in their individual capacities, they have existing relationships with numerous private companies. In light of their involvement and that of our advisors and existing stockholders with other entities in the capital market, the Company may decide to invest in one or more companies affiliated with the Company’s officers, advisors or stockholders. Even though the Company plans to obtain evaluation input from an independent investment banking firm or another independent third party that commonly renders valuation opinions, potential conflicts of interest may still exist, and as a result, the terms of the investment may not be as advantageous to the Company’s public stockholders as they would be absent any conflicts of interest. See “Interest of Management and Others in Certain Transactions.”

We may never generate sufficient income to become profitable.

Our ability to become profitable will depend, among other things, upon our ability to successfully identify, evaluate, and purchase a controlling stake in promising early stage companies at a fair price, and later to monetize that stake. Even if we are able to successfully do these and other things that are within our control, there are a lot of factors beyond our control that could impact our ability to generate income or cash flows or be profitable, including those discussed in these risk factors. In addition, there are numerous risks and uncertainties associated with investing in early stage companies. Notwithstanding our mentorship and value-added services, there are no assurances that these early stage companies will succeed or can execute a successful exit strategy. We are unable to predict when or whether we will be able to achieve or maintain profitability. We have no history or track record to demonstrate, and we can make no assurances that our business model will be successful. Consequently, it will be difficult for anyone to predict our future success, performance or viability.

Our business model may require us to have higher operational costs than other business incubators or accelerators.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Therefore, in most cases, we will invest and hold a controlling stake in early stage operating companies and these companies will become majority-owned subsidiaries of ours as a result. While we will likely hold minority equity positions in some of our portfolio companies, we plan to invest in, hold or own such “investment securities” representing not more than 40% of our total assets on an unconsolidated basis, excluding cash and government securities at any time (the “40% asset test”). Our business model requires us to develop and implement robust internal procedures to track valuations of our operating subsidiaries on an ongoing basis so as not to fail the 40% asset test and be deemed an “investment company” under the Investment Company Act. Some of these robust internal procedures will include:

•	assessing and managing material risks associated with fair value determinations of our assets;

•	selecting, applying, and testing fair value methodologies;

•	overseeing and evaluating any pricing services used;

•	adopting and implementing policies and procedures; and

•	maintaining certain records deemed necessary for period-to-period comparisons.

Our operating costs may be higher than those of typical business incubators and business accelerators without similar procedures. In the event that outside financial, appraisal, valuation or pricing services are engaged, we will incur additional expenses.

We also do not plan to charge our majority-owned subsidiaries the cost of administration of our value-added services such as, employee health and dental insurance, corporate legal and accounting assistance, office and conference space and the like. Instead, we will bear such costs of administration which could cause our operating costs to be higher than they otherwise would be.

Our integrity and accountability standards may negatively affect our bottom-line results.

A core tenet of our business model is to advance diversity and inclusion. We will seek to become a “Certified B Corporation,” balancing purpose and profit, considering the impact of our decisions on our employees, customers, suppliers, community, and the environment, and becoming part of a community of leaders that uses business as a force for good. However, there can be no assurances that we will be successful in implementing this strategy or in reaching the status of a “Certified B Corporation” at any time. We believe that more and more companies are signing on to similar underlying operating principles. However, there is no evidence at this time that investors will derive any direct benefits from our status as a “Certified B Corporation.” In our pursuit of protecting the environment and our communities, contributing to a world with less inequality and poverty, better health, greater human connections and more jobs with purpose and dignity, we may make decisions that may be incrementally more expensive to implement, and that may make it difficult for investors to compare us with our competitors that are pursuing bottom-line-only business strategies.

If we are deemed an “investment company” under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.

In connection with the Section 3(a)(1)(A) and Section 3(a)(1)(C) analysis under the Investment Company Act, the determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We intend to treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the General Partner (in a General Partner-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (collectively “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of these issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Furthermore, although we plan to develop and implement robust internal procedures to track valuations of our operating subsidiaries on an ongoing basis so as not to fail the 40% asset test and be deemed as an “investment company” under the Investment Company Act, there can be no assurances that our procedures will be effective at all times. If such measures or procedures proved to be ineffective, we could be forced to adjust our business strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the sustainability of our business model.

If we were at any time required to register and function as a regulated investment company under the Investment Company Act, we would have to comply with a broad range of regulatory requirements, including limitations on our capital structure and our ability to borrow; restrictions on our investments; limitations on the composition of our board of directors; and reporting, record-keeping and disclosure obligations. If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell our assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to make distributions could be materially adversely affected.

If we fail to raise the funds we need to make acquisitions, or fail to become profitable or are unable to sustain profitability on a continuing basis, then we will need to significantly delay, scale back or discontinue the anticipated levels of our acquisitions and operations.

Even if this Offering is successful, we may need to raise additional capital to make additional acquisitions. If planned operating levels are changed, higher operating costs are encountered, more time is needed to implement the plan, or less funding than anticipated is received, additional funds may be required to execute our business plan. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be forced to curtail our acquisitions, or significantly delay, scale back or discontinue our operations. If we raise additional funds through the issuance of additional equity or debt securities, it could result in dilution to our existing investors or fixed payment obligations that could reduce our ability to fund our other operations. Furthermore, these securities may have rights senior to your Shares and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt. Any of these events could significantly harm our business, financial condition and prospects. There is no minimum offering amount for this Offering, and therefore no guarantee that we will be able to make meaningful investments from the amount raised, or even cover the costs of this Offering.

Our success will depend on our executive officers and loss of any of our executive officers may prevent us from executing our business strategy successfully.

Our Chief Executive Officer, Steven Weinstein and our President, Eric White have over 60 years of combined experience working with companies in various stages of development. They both have raised capital for their own ventures, invested in others, and connected company sponsors with funding sources. Together with our Chief Financial Officer, Alice Neuhauser, and our Senior Vice President, Yann Geron, our executive management team has deep knowledge and experience in all aspects of business operations. Moreover, our Board of Advisors is comprised of serial entrepreneurs and veterans in the technology, information design and infrastructure, banking, corporate finance, business incubator, diversity and lobbying business. Our strategy is to give all our portfolio companies access to our suite of support, mentorship and services so as to help them remove some of the operational challenges common to early stage companies, and in turn enhance their likelihood of success. Loss of any of our executive management team or advisors may prevent us from executing our business strategy successfully.

Our business may be adversely affected by competitive market conditions and we may not be able to adapt our business strategy to a changing economy during a global pandemic.

We face competition with business incubators, business accelerators, angel investors, venture capital funds and other capital providers. Companies may give more time and attention to other potential investors which are better funded or better known, or have a longer operational history than us. There are no assurances that any of the possible transactions under review by us will be concluded successfully. Even if we are successful in making the investment, competition may compel us to pay prices that are higher than what would otherwise be the case. Success of our business strategy will also depend on our ability to anticipate and keep up with technological developments in the digital world and the changing economy during a global pandemic. If we are unable to implement our strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

The novel coronavirus (COVID-19) pandemic and the concurrent economic slowdown may have an unexpected effect on our business, financial condition, and results of operations.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn across many global economies.

The COVID-19 pandemic has rapidly escalated in the United States, creating significant uncertainty and economic disruption, and leading to record levels of unemployment nationally. Numerous state and local jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, shut-downs of non-essential businesses, and similar government orders and restrictions on their residents to control the spread of COVID-19. Such orders or restrictions have resulted in temporary facility closures, work stoppages, slowdowns, and travel restrictions, among other effects, thereby adversely impacting our operations. In addition, we expect to be affected by a downturn in the U.S. economy, which could have an adverse impact on our ability to make acquisitions and may have a significant impact on our business operations and financial results.

The extent to which COVID-19 ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, the extent to which COVID-19 ultimately impacts our operations will depend on a number of factors, many of which will be outside of our control. The COVID-19 outbreak is evolving, and new information emerges daily; accordingly, the ultimate consequences of the COVID-19 outbreak cannot be predicted with certainty.

Risks Relating to the Offering and Ownership of Our Shares

There is no current market for our securities.

There is no formal marketplace for the resale of our securities. Our Shares may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the Shares, or a trading platform that allows you to sell them. We currently do not have plans to apply for or otherwise seek trading or quotation of our Shares on an over-the-counter market. However, there are several companies developing alternative trading systems that focus on shares sold in Regulation A offerings. To date, none of those platforms have developed or developed in a way that would provide liquidity. Even if such a platform develops for secondary trades in our Shares, there may not be sellers for your shares at your desired price or at any price at all. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time. Due to the illiquid nature of the Shares, investors should be prepared to hold the Shares for an indefinite period of time.

Investors in this Offering may experience immediate and substantial dilution.

Prior to this Offering and taking into account the stock split, 26,250,000 shares of Common Stock were issued to our founders for an aggregate initial investment of $1,050, and we issued 170,618 shares of Common Stock to seed investors for $273,951. Since our Common Stock immediately prior to this Offering were sold at a per share price substantially lower than that offered in this Offering, investors in this Offering will suffer immediate and substantial dilution. For instance, if this Offering is fully subscribed, new investors in this Offering will own approximately  25.16% of the then outstanding shares of Common Stock, but will have paid approximately 100% of the total consideration for our outstanding shares. In other words, if there is profit available to be distributed, investors in this Offering will receive only 25.16% of the profit, while if there are losses, those investors will bear almost the entire loss while the existing shareholders will lose only a small initial investment. Further, if additional shares are sold to seed investors, that would further dilute the shares sold in this Offering, including reducing the amount of profit, if any, new investors would be entitled to. See “Dilution.”

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

We intend to use substantially all of the net proceeds from this Offering to invest in promising early stage companies. If we raise an aggregate of $5 million or more through sale of equity securities, we will be required to pay up to an aggregate of $875,000 in signing bonus to our executive officers. See “Compensation of Directors and Executive Officers – Employment Agreements” and “Use of Proceeds.” We will have broad discretion in the application of any remaining net proceeds, including working capital, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our investors disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California and our Certificate of Incorporation has a forum selection provision that requires disputes be resolved in the Court of Chancery in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement, including those related federal securities laws. Further, our Certificate of Incorporation contains an exclusive forum provision for certain lawsuits including any derivative action brought on behalf of the Company; see “Plan of Distribution and Selling Securityholders – Forum Selection Provisions.” Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that these exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context.

The exclusive forum provision in the certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

For both instruments, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find a provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel. However, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of California. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The jury trail waiver only applies to claims against the company arising out of or related to the subscription agreement. As the provisions of the subscription agreement relate to the initial sale of the securities, subsequent transferees will not be bound by the subscription agreement and therefore to the conditions, obligations and restrictions thereunder, including the jury trial waiver.

There is no minimum amount set as a condition to closing this Offering.

Since this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically issues shares to its founders, early employees, and advisors at a very low cash cost because they are contributing their money, time and energy at below market rates (i.e., sweat equity) and risking their money, reputations, and careers on behalf of the company. When we seek cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than our founders and early employees. In addition, the price of this round of financing is higher than our prior financings, which means that the cash value of your equity stake is diluted because each share of the Common Stock is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

When the Company was first formed in July this year, 26,250,000 shares of Common Stock of the Company were sold to our four co-founders and executive officers for an initial aggregate investment of $1,050 (“Founders’ Shares”). Pursuant to the Founder Stock Purchase Agreements, dated July 1, 2020, the Company has the sole option to repurchase from our founders an aggregate of 6,562,500 shares on July 1, 2021, an additional 6,562,500 shares on July 1, 2022, and an additional 3,937,500 shares on July 1, 2023, at the then fair market value of the Common Stock upon the occurrence of certain events.

Dilution Table

Our net tangible book deficit as of August 31, 2020 was $(181,876) or $(0.007) per share of outstanding Common Stock after giving effect to the stock split. Net tangible book value is calculated as tangible assets less tangible liabilities. Without giving effect to any changes in the net tangible book value other than the sale of the maximum number of shares sold for cash in this Offering at the price of $5.50 per share, and deducting the total estimated offering expenses and underwriting discounts at an estimated blended rate of 5.65% and a bonus to founders of $875,000, our pro forma net tangible book value as of August 31, 2020 would have been $45,174,624 or $1.285 per share of outstanding common stock.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this Offering and the net tangible book value per share of our Common Stock immediately afterwards.  This represents an immediate increase of $1.292 per share of Common Stock to our earlier investors and an immediate dilution of $4.215 per share of Common Stock to the new investors in this Offering.

The following table illustrates this per share dilution at the various threshold amounts raised in this Offering.

	$5 million Raise	$10 million Raise	$25 million Raise	$49 million Maximum Amount Raise
Initial Price to Public	$5.50	$5.50	$5.50	$5.50
Net Tangible Book Value as of August 31, 2020 (1)	$(0.007)	$(0.007)	$(0.007)	$(0.007)
Increase in Net Tangible Book Value per Share Attributable to New Investors in this Offering	$0.142	$0.305	$0.739	$1.292
As Adjusted Net Tangible Book Value per Share After this Offering	$0.135	$0.298	$0.732	$1.285
Dilution in Net Tangible Book Value per Share to New Investors	$5.365	$5.202	$4.768	$4.215

(1)            Does not reflect any shares issued or to be issued after August 31, 2020, including an aggregate of 245,618 shares issued with respect to advances converted to equity, issued to advisors on our Board of Advisors and issued to seed investors subsequent to August 31, 2020, and shares that may be sold in private placements.

Future dilution

Another important way of looking at dilution is the dilution that happens due to our future actions. The investor’s stake in a company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of the company that you own will go down, even though our value and your shareholding may go up. You will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another financing round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into our company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2020, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they receive more shares for their investment. Investors should pay careful attention to the amount of convertible notes that we have issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by our actions. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering a maximum of 8,909,091 shares of Common Stock (“Shares”) on a “best efforts” basis. The cash price per Share is $5.50. The minimum investment is $1,000. This Offering will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the Offering is earlier terminated by the company at its sole discretion. However, this Offering must terminate three years from the date of qualification of this Offering Statement, unless a new offering statement is filed with the SEC and then this Offering may continue to be offered and sold until the earlier of the qualification of the new offering statement or three years and 180 days from the date of qualification of this Offering Statement. No securities are being sold for the account of our current shareholders; all net proceeds of this Offering will go to the Company. In cases of fractional shares, the Company may at its discretion round-up the number of Shares issued .

Placement Agent Agreement

We have entered into a placement agent agreement with C2M Securities, LLC, successor-in-interest to Strategic Capital Investments, LLC (the “Placement Agent”), a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”), to obtain its services as the exclusive placement agent for our Offering.

We have agreed to pay the Placement Agent a commission equal to 1% of the total amount invested by investors in the Offering. We also have agreed to pay the Placement Agent and/or other broker-dealers who introduce purchasers of Common Stock a commission equal to 7% of the total number of shares sold through them in the Offering if the introduced investor raises between $0 and $30 million, 7.5% if the introduced investor raises between $30 million and $40 million, and 8% if the introduced investor raises more than $40 million. The maximum amount payable to the Placement Agent would thus be 9%; however, we are assuming that not all Common Stock will be sold through broker-dealers and have estimated total commission and offering expenses of 5.65%. It is anticipated that solicitation activity on our behalf will be conducted by registered representatives, and a portion of the sales commission received by C2M Securities will be paid to those registered representatives. We have agreed to reimburse the Placement Agent in the amount of $5,000 for fees payable to counsel to the Placement Agent in connection with the Offering. We also have agreed to reimburse the Company for travel and related expenses incurred in connection with its due diligence investigation of the Company and expenses incurred for roadshow and other events relating to presentations to investors to solicit interest in the Offering, which expenses in the aggregate shall not exceed $10,000. We also have agreed to pay the Placement Agent $10,500 as a non-accountable expense allowance. In addition, we have paid Capital2Market LLC (“Capital2Market”), an affiliate of the Placement Agent, $5,000 for licensing and service of technology to support the Offering, and Capital2Market Consulting, another affiliate of the Placement Agent, $7,000 as an advance against expenses incurred in connection with the Placement Agent’s due diligence investigation of the Company, which fees are refundable to the Company to the extent not incurred.

Offering Expenses

We are responsible for all fees and expenses incurred in relation to our Offering, including: (i) fees for legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of our Offering documents; (iii) all filing fees, including those charged by the SEC; and (iv) costs of making our Offering available online.

Indemnification

We have agreed to indemnify the Placement Agent and its affiliates against liabilities relating to this Offering that arise under federal and state securities laws, including the Securities Act.

Process of Subscribing

We will use our website, www.seismic.company, to provide notification of this Offering. Prospective investors who would like information about purchasing will be further directed to a webpage describing this Offering, which will be hosted by Capital2Market.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website and Capital2Market’s webpage relating to this Offering.

In order to subscribe to purchase Shares in this Offering, a prospective investor must complete a subscription agreement and send payment by check, wire transfer, or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, reaffirms that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues, or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933, as amended.

After an investor executes a subscription agreement, those funds will be irrevocable and will remain in a subscription escrow account established for the Offering. The Company has engaged Atlantic Capital Bank, National Association as the escrow agent (the “Escrow Agent”) for the Offering. Under the agreement between the Company and the Escrow Agent, and except as stated above, subscribers have no right to a return of their funds unless the Offering has been terminated. If a subscription is rejected, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.  The Escrow Agent has not investigated the desirability or advisability of investment in the Shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The funds tendered by potential investors will be held by the Escrow Agent, and will be transferred to the Company upon closing or returned to the investors as discussed above. We may undertake one or more closings on a rolling basis (so not all investors will receive their units on the same date). After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this Offering. Upon each closing, investors will receive a notification regarding their Shares and funds tendered by investors will be made available to the Company. The Escrow Agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.

Escrow of Funds

We have entered into an escrow agreement with Atlantic Capital Bank, National Association (“Atlantic Bank”) pursuant to which Atlantic Bank will act as the escrow agent (the “Escrow Agent”) in connection with this Offering.

All monies collected from prospective purchasers of our Shares will be held in a separate non-interest bearing escrow account at the Escrow Agent (the “Escrow Account”) for the benefit of the investors in accordance with Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Capital2Market will instruct purchasers to transfer funds either directly to the Escrow Agent by wire transfer or by check payable to “Seismic Capital Company”.

Substantially simultaneously with each deposit to the Escrow Account, the Placement Agent will provide the Escrow Agent with the subscription information for applicable prospective purchasers. The Escrow Agent will not be required to accept for credit into the Escrow Account or for deposit into the Escrow Account subscription funds that are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers will not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include information relating to this Offering, public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Shares, these materials will not give a complete understanding of this offering, us or our Shares and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular; and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our Shares.

Issuance of Shares

The information regarding the ownership of the Shares will be recorded electronically with our stock transfer agent, KoreConX.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. The certificate of incorporation contains a forum selection provision that provides that with a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine.

Although we believe these provisions benefit us by providing either providing a forum convenient to us or increasing the consistency in the application of Delaware law in the types of lawsuits to which it applies and in both cases limiting our litigation costs, to the extent they are enforceable, the forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, these provisions allow its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context..  The exclusive forum provision in the certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  For both provisions, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder

USE OF PROCEEDS TO THE COMPANY

We expect to use substantially all of the net proceeds from this Offering (after paying or reimbursing organization and offering expenses) for the investment in 10-15 early stage companies and related expenses. We expect that any expenses or fees incurred in connection with such investments, and managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will reduce the cash available for investment and distribution and will directly impact our net profit and net loss. Many of the amounts set forth in the table below represent our best estimate since they cannot be precisely calculated at this time.

	$5 million raise	$10 million raise	$25 million raise	$49 million maximum amount raise (2)
Gross Offering Proceeds	$5,000,000	$10,000,000	$25,000,000	$49,000,000
Commissions and Offering Expenses	$282,500	$565,000	$1,412,500	$2,768,500

Signing Bonus(1)	$875,000	$875,000	$875,000	$875,000
Net Proceeds/Estimated Amount Available for Investments and General and Administrative Expenses (2)	$3,842,500	$8,560,000	$22,712,500	$45,356,500

(1)	Pursuant to the employment agreements with our executive officers, we will be required to pay up to an aggregate of $875,000 in signing bonus to our executive officers. See “Compensation of Directors and Executive Officers – Employment Agreements.”

(2)	Amount reflected is an estimate.

We may not be able to promptly invest the net proceeds of this Offering while we conduct due diligence on target companies. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments may not earn as high of a return as we expect to earn on our investments in target companies.

The Company reserves the right to change the above uses of proceeds if management believes it is in the best interests of the Company.

The allocation of the net proceeds of the Offering set forth above represents the Company’s estimates based upon its current plans, assumptions it has made regarding the digital industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the Company’s management, who will have broad discretion regarding the application of the proceeds from this Offering. The amounts and timing of the Company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the Company’s operations (if any) and the rate of the Company’s growth. The Company may find it necessary or advisable to use portions of the proceeds from this Offering for other purposes.

In the event that the Company does not raise the entire amount it is seeking, then the Company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The Company does not have any committed sources of financing at this time.

THE COMPANY’S BUSINESS

Overview

Seismic Capital Company is engaged in investing and growing early stage companies intent on shaking up their marketplaces. There are three key components to Seismic’s business plan.

•	First, practice what you preach. Seismic is shaking up its own marketplace by offering for sale its Common Stock to all investors, not just insiders, the well-heeled, and well-connected. All investors, accredited and non-accredited, are welcome to invest in us, for a minimum investment of $1,000, as long as the aggregate purchase price paid by a non-accredited investor does not exceed 10% of the greater of the investor’s annual income or net worth (see “Process of Subscribing”).

•	Second, identify companies exhibiting vision, leadership, and first-to-market position that we believe can create significant, measurable distribution in their chosen marketplaces, and then empower these companies with sufficient capital, operational benefits, mentorship, and market access so that their leadership can focus almost exclusively on creating technology, developing products, and acquiring customers.

•	Third, ensure that our portfolio companies maintain their vision and have the resources, capital, and access to markets to reach our collective objectives as they accelerate their growth. This means supporting these companies by offering services beyond their core expertise. This includes creating and maintaining a proper legal structure and an appropriate accounting system, and leveraging Seismic’s factory of human resources, operations, management, and advisor network, all aimed at removing operational obstacles that are not technology- or growth-related. This way, when they want to make an acquisition, have a management buyout, raise additional capital, or merge with a third party, they will have clean and streamlined books, records and operations, allowing for transparent valuation and minimizing complications.

From these three components, Seismic expects to generate significant returns by investing in companies that match our profile early in their development, growing them, and then monetizing these assets through a recapitalization or special dividend, or when they are ready for exit.

As of the date of this Offering Circular, we are not aware that any holding-company business accelerator or incubator has raised money under Regulation A. Seismic expects to be the first to do so. Seismic also expects to be among the first Regulation A companies to use advanced SaaS to maintain an electronic share register. Further, we are committed to having regular communications with our shareholders. Technology permitting, we hope to allow shareholders to exchange holdings among themselves or with third parties through an alternative trading system (“ATS”) that our vendor has under development, although no assurance can be provided we will ever be able to accomplish this.

Lastly, as a core tenet of our business model, we have adopted a Values Statement holding us to advancing diversity and inclusion. We will seek to become a “Certified B Corporation,” balancing purpose and profit, considering the impact of our decisions on our employees, customers, suppliers, community, and the environment, and becoming part of a community of leaders that uses business as a force for good.

About Our Business Model

Our goal is to turn seismic ideas into disruptive successful companies.

To do that, Seismic will make available to every company in the portfolio a suite of services and benefits that will allow the portfolio company’s management to focus on creating technology, building products and services, and acquiring customers at scale. This will be facilitated in a highly diverse environment that offers patient and enthusiastic capital, deep operational and corporate finance mentoring, and an expansive network of advising and door-opening professionals in areas key to the success of any early stage companies. We seek to guide, nurture, and collaborate with highly motivated management teams and disruptive entrepreneurs. We expect all Seismic entrepreneurs to bring deep domain experience to the table, to understand their market opportunity and to have developed a business model that targets high growth and high profit.

Business “incubators” or “accelerators” are generally formed to provide support and resources to early stage businesses and create a network of such businesses that “cross-pollinate” by readily sharing ideas and business initiatives and entering into commercial relationships. Business incubators focus on recapitalizing using fund returns and usually raise funds less often and take smaller equity positions than business accelerators. Business accelerators, on the other hand, raise funds more frequently, take bigger equity positions, and wait for value accrual from their investments over time. By contrast, we are pioneering a holding company-incubator business model in that we will typically acquire and hold a controlling stake in the portfolio company and provide it with a support structure that greatly enhances its chance to succeed. This support will entice a set of entrepreneurs who are seeking partners with our expertise so that they can be highly focused on their unique core skills.

As a holding company-incubator, we will participate in the business of our subsidiary portfolio companies by engaging in business through them. We will provide them, as needed or appropriate, management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support. Unlike short-term incubator programs typically hosted by universities or sponsored by local economic development organizations, we plan to stay involved with our portfolio companies for a much longer period of time – approximately three to seven years on average. We seek highly promising opportunities and look beyond short-term financial return. We believe that our focus and ability to seek disruptive companies and winning teams, and to create a platform of portfolio companies aimed at causing seismic disruption in their market, will allow us to generate an attractive rate of return for our investors.

We plan to raise up to $49 million in this Offering and use the capital to invest in 10 to 15 promising early stage companies. We plan to take and hold a majority equity position in most of our portfolio companies. Holding a majority of these companies’ voting equity means that they will become our operating subsidiaries and we will have the right to vote for and control the election of a majority of their board of directors (or managers in the case of a limited liability company). Once invested, we plan to act as their business incubator by conferring upon them a suite of “blue-chip” benefits aimed at enhancing their likelihood of success. For those companies that we will invest in and hold a less-than-controlling equity position due to valuation or other reasons, we will offer them access to the same value-added services. They will join our platform of portfolio companies but will not be a subsidiary of ours. In order not to be deemed an “investment company” under the Investment Company Act and to stay outside the purview of the Investment Company Act which can impose extensive operational, governance and other limits on us, we will implement robust internal procedures to track valuations of our operating subsidiaries on an ongoing basis to ensure that they will always represent at least 60% of our total assets on an unconsolidated basis (excluding cash and government securities).

Market Opportunity

Based on a May 2020 study conducted by Maple Growth Partners and commissioned by Marketmaker Capital, where our Chief Executive Officer, Steven Weinstein, serves as the Managing Director, approximately three out of five start-up companies in the U.S. struggle to “stay active beyond 3 years” and the likelihood of success to exit increases from approximately 3% at seed stage financing to 26% at a late stage Series F round of financing. We believe that start-up companies’ risk of failure starts to drop after the third year of operation, and, generally speaking, their likelihood of success tends to increase as they mature and receive outside funding, guidance, and mentorship from angel investors, institutional investors, or other external capital providers.

We plan to target companies that have demonstrated the viability of their businesses by having delivered at least one product to the market, attained a customer, or shown significant progress toward product development or customer acquisition. Having cleared one of these significant hurdles in the business cycle, certain completion and success risks will have been ameliorated. We believe the capital, value-added services, guidance, mentorship, and expansive networks that we will be able to offer to these companies will provide them important guardrails for the future, allow experienced managers to keep them focused on their core capabilities without stifling their creativity or ability to shake up markets or product sets.

The COVID-19 pandemic and concurrent economic slowdown are causing shifts in every area of society. We expect a huge increase in creativity and in re-thinking how business is done and how people navigate their daily lives. We are poised to foster some of the growth and change that is anticipated. We believe there are many industries, niches, and processes ripe for disruption. Here are just a few examples:

•	mobile cash access services targeted at unbanked populations;

•	educational digital testing and student performance optimization;

•	brand engagement through online gaming and cellular network utilization;

•	trusted proprietary platform for managing corporate shareholders and share transfers; and

•	short-form video content platform for social media entertainment marketing.

Our Strategy

We believe the winning strategy is to partner with highly motivated management teams and disruptive entrepreneurs. Success of our business model is premised on the following:

•	Portfolio Company Selection – Investing in companies with a developed technology, service or product, at least one customer, and two to three years of business activities enhances the likelihood of success. We believe start-up companies face the highest risks of failure during the first two to three years of its operating history, and that inability to attract customers is often a primary reason for failure. We plan to invest primarily in companies that have at least two to three years of business activities, a developed product or service, and at least one customer. Our strategy is to time our investment to provide traction, and not resuscitation for these companies.

•	Realistic Time Horizons – Our value proposition is compelling when compared to that found in typical incubator programs. Unlike typical business incubators and accelerators, we plan to provide patient capital and stay invested in our portfolio companies for a much longer period of time. We are more focused on helping seismic ideas grow into disruptive successful companies than short-term financial returns.

•	Nurturing and Advising – Our collaborative and consensus-seeking approach is much preferred to the protective provisions typically required by venture capital firms. We believe in collaboration with winning management teams, and that includes achieving consensus with our subsidiaries on all major corporate decisions. A typical venture capital investment requires certain protective provisions in the portfolio company’s governing documents. These provisions generally require the venture capital firm’s approval for all major corporate events such as sale of the company, additional financings, mergers and acquisitions, material employment agreements, material joint ventures, and other relationships, regardless of the size of the firm’s equity stake in the portfolio company. We, on the other hand, even in the case where we hold a majority equity position, believe that all such major corporate events should require approval of a super-majority of the Board of the Directors (or managers in the case of limited liability companies) and the outstanding shares of our subsidiaries.

•	Mitigating Risks for Failure – The suite of value-added services we offer to our portfolio companies will enhance their likelihood of success. For our operating subsidiaries, we will wrap them with our support and services (see “Business - Our Strengths and Competitive Advantages”) that will increase their competitive advantages. For our other portfolio companies that are not our subsidiaries, we will offer them access to the same support and services, and if accepted, we believe these benefits will not only mitigate their risks for failure but enhance their likelihood of success.

•	Recognizing High Probabilities of Scale – Our platform of portfolio companies in the digital space will allow us to achieve economies of scale. We plan to invest in 10 to 15 early stage companies and will benefit from economies of scale. For instance, we will be in a much better position to negotiate on behalf of our portfolio companies with third-party human resources benefits providers. We expect to be able to purchase higher-quality and more comprehensive human resources benefits for employees of our portfolio companies than these companies can on an individual basis.

•	Multiple Bottom Lines – We offer attributes that will increase likelihood of long-term and outsized success. Because there is no agreed, strict definition of an ESG (environmental, social and corporate governance) investing, we cannot claim strict adherence to a set of ESG principles. But we do believe in socially responsible investing, and we seek to put ESG principles into practice. We seek companies doing good work and whose business at a minimum is not causing harm to the environment, society, or the industry. Seismic change can appear to shake up an industry but we see that as a positive change. Further, we seek founders and entrepreneurs who understand that diversity of thought breeds success which is best achieved with a diverse workforce. Pay levels, ethical treatment of the entire value chain, and transparency are additional attributes that we offer and value. We believe that these values increase the likelihood of long-term and outsized success.

While we plan to hold minority equity positions in some of our portfolio companies, this will not be the focus of our efforts, and at no time will we invest in, hold or own such “investment securities” representing more than 40% of our total assets on an unconsolidated basis, excluding cash and government securities. This will ensure that we will not be deemed an “investment company” under the Investment Company Act. To ensure strict compliance with this asset test so as not to trigger the Investment Company Act, we plan to develop and implement robust internal procedures to track valuations of our operating subsidiaries on an ongoing basis. (See “Business – Investment Company Act Considerations.”)

We are a holding company and will be internally managed and engaged primarily in operating businesses through our subsidiaries. Our success and compensation will primarily depend on, and be associated with, the success of such business operations. We are not engaged in the business of, nor will we ever be compensated for, rendering investment advice. Therefore, neither we nor our management will be deemed an “investment adviser” subject to registration under the Investment Advisers Act of 1940 or the Blue Sky laws.

Our Strengths and Competitive Advantages

We believe our competitive strengths lie in the “blue-chip” benefits we confer and make available to all our portfolio companies. We believe that these benefits will greatly enhance their likelihood of success. Some of these benefits include:

•	Enthusiastic, supportive, and patient capital – Unlike other capital providers who may be more focused on short term financial returns, we plan to provide enthusiastic, supportive, and patient capital. Through mentorship, we will also coach management on how to raise subsequent rounds of financing for their own organic growth, growth through acquisitions, management buyouts, or other material events.

•	Operational support, if needed – Many of our principals and advisors are serial entrepreneurs and veterans in technology, information design and infrastructure, banking, corporate finance, and business incubator business. If needed, we will provide a wide range of operational support that may include management, marketing and technical support, office space, employment human resources and payroll services, legal and accounting services, transaction advisory and investment banking services, sales guidance and support, management and advisory services, and other types of mentoring support, including access to governmental lobbying where needed and diversity training and management. We believe the winning formula is to remove some of the operational challenges common to early stage companies that may distract management from growing the business.

•	Mentorship – We promote idea exchange, coaching and collaboration. We plan to be active participants in all material aspects of our operating subsidiaries’ business. We believe that each of our portfolio companies has a unique business or market advantage and we plan to nurture that advantage and coach management on how to best leverage this advantage. Wherever possible, we also plan to encourage our portfolio companies to collaborate for mutual benefits.

•	Network of professionals – Our network stems from long-term relationships. This includes clients and senior managers across industries and disciplines, influencers, business developers, product designers and developers, and board members. We plan to customize our deployment of our deep and extensive networks to each portfolio company, and help them open doors and opportunities to sales and partnerships.

Our Current Status

As of the date of this Offering Circular, we have begun to put in place the cornerstones of our business plan: an experienced legal, accounting and auditing team to help put the proper procedures and business processes in place at every portfolio company, a suite of benefits and human resources management resources, mentoring, sales and marketing management, technology design and infrastructure support, and advisors on every aspect of building a business from diversity and inclusion to programming design to incubator management.

We have additionally initiated our website, started publishing periodic newsletters and published “thought leadership” pieces. We have signed up a board of advisors comprising 11 industry experts (the “Board of Advisors”), and held our first quarterly meeting with them.

Further, we are currently in negotiations with several companies and have signed letters of intent with three of them. Specifically, as of the date of this Offering Circular, we have entered non-binding letters of intent with three companies.

Blockbonds/Spenn AS

Blockbonds/Spenn AS (“SPENN”), is in the business of providing app-based cash access and remittance services. Its client base is in Africa and the Philippines, and can be downloaded on both Apple’s and the Android’s operating systems. SPENN’s services comprise three main platforms:

•	SPENN app: a fully functional app, that provides a free mobile cash service with instant transactions and a simple point-of-sale solution, with cash-in and out services;
•	SPENN Business: bulk payment system for B2B commerce as well and as for payroll; and
•	SPENN Connect: payment module for direct payments to stores to be used by the customer upon purchasing a product as well as enabling eCommerce to be conducted quickly and securely with instant payment processing.

Of our three currently targeted acquisitions, SPENN is the most developed and has a full management team and development staff, consisting of 120 employees in seven countries, and currently operating in four countries as they continue to expand. Currently, SPENN’s business operations are concentrated in the areas of technical development (growing out the capabilities of the app), marketing (bringing more clients onto the app), and business development (seeking out opportunities to provide more services through the app). SPENN, based in Norway, primarily requires growth capital and a marketing foothold in the United States as well as growth in Europe, Asia and additional African counties as they expand their geographic footprint. Seismic plans and expects to provide these capabilities to SPENN, both through its own efforts and through a joint venture relationship arranged by Seismic’s principals with Spare CS, Inc.

Seismic already has begun extensive discussions with some of its banking relationships regarding business opportunities for SPENN here in the United States once it is a part of the Seismic portfolio. The market for SPENN anticipates that its principal method of distributing its app will be through marketing and new partnerships. Currently SPENN has reached 800,000 users in its live markets: Rwanda, Tanzania, Zambia and the Philippines. We believe that SPENN has solved the steep distribution costs that have previously offset economies of scale in for operators seeking to provide banking services in rural areas. SPENN intends to build a global brand primarily focused on emerging markets across Africa and Asia and their related cross border and international payment flows. SPENN is not dependent on any specific clients or suppliers.

SPENN was organized in 2015 and has not undergone any material reorganization or consolidation or similar transaction or any bankruptcy or similar proceeding and is not subject to any material legal proceedings. Since inception of the company, the early years have been characterized by a focus on product and markets, which in 2020 shifted to a focus on returns focus which emphasizes scaling and developing the platform to further monetize its user base. In 2020 and 2019, SPENN’s revenue was approximately $225,000 and $70,000, respectively.

The non-binding letter of intent with SPENN dated November 16, 2020 (which appears as Exhibit 6.5 to the Offering Statement of which this Offering Circular forms a part) provides that the Company is contemplating an investment of up to $5 million with a projected closing date of June 30, 2021. Either party can terminate negotiations at any time with written notice. We intend to acquire a controlling interest in this company.

Spare CS, Inc.

Spare CS, Inc. (“Spare”) provides a virtual ATM platform for the unbanked and underbanked to provide access to real cash. The company is focused on providing a platform for cash access and remittance services to rural areas as well as underserved urban areas. Spare currently has three apps that are operational:

•	Spare User app: a consumer-facing user app for transactions in iOS;
•	Spare Dispense Cash app: a consumer-facing agent application for businesses in iOS; and
•	Spare’s InstaPYMNT app: an app used for mobile payments for delivery agents in iOS.

Furthermore, Spare currently has two apps under development:

•	Spare’s QR code generator: a unique QR code generator app that creates an on-demand QR code’s for the entire Spare agent network as well as being used for marketing and promotion; and
•	Scavenger Hunt app: a mobile game that allows cashing of the digital token into the Spare digital wallet via Spare’s network of merchants.

The current operational apps are available in iOS and downloadable in the market’s they serve. Spare is currently working on developing those apps and its apps under development for the Android platform.

Spare’s consumer base is unbanked customers in North America, and users can access cash through its network of local grocery stores, bodegas, gas stations and other locations. This company also has a B2B customer base, primarily consisting of community banks that are able to extend their reach into areas where it is too costly or otherwise prohibitive to operate a free-standing cash machine. While SPENN has a large and vibrant presence in Africa and Europe, Spare has had a smaller but notable U.S. presence. Spare received a public offer of investment and ongoing advising from the billionaire Mark Cuban in an episode of the TV Series “Shark Tank”.

Spare’s business operations are limited at this point, due to cash constraints Spare currently has four employees as well as six contractors. Here, we believe that Seismic’s capital, support services and business networks will help Spare grow its business. Spare will receive growth and development capital from Seismic, as well as a full suite of Seismic capabilities – from payroll and accounting, to benefits and human resources, to technology support, sales channel development and management, and marketing support. As with SPENN, Spare is operating in a highly competitive market, but is not dependent on any particular clients or suppliers.

Spare was organized in October 2015 as a Delaware C Corp. and has not undergone any material reorganization or consolidation or similar transaction or any bankruptcy or similar proceeding and is not subject to any material legal proceedings. Since inception the company has had revenues of $1,050,415 with cost of goods being $293,108 and other expenses being $869,494.

Further, our founders introduced SPENN and Spare to each other, and our founders have advised on a joint venture through which the companies will share certain assets including networks, global expansion, software and software development; introducing our companies with the goal of creating synergy between these two companies. It is our current intention to strongly link or potentially merge these two entities to create strong operating synergies and a defensible global operating market. We have also advanced discussions with others across a variety of industries, in order to execute on its diversified investment strategy. If and when we enter into binding agreements with any company, we will provide additional information.

The non-binding letter of intent with Spare dated November 16, 2020 (which appears as Exhibit 6.6 to the Offering Statement of which this Offering Circular forms a part) provides that the Company is contemplating an investment of $3 million in Spare with a projected closing date in the first or second quarter of 2021. Either party can terminate negotiations at any time with written notice. We intend to acquire a controlling interest in this company.

Parq, Inc.

The third company, Parq, Inc. (“Parq”) is in the process improvement business. Parq provides a software platform allowing parking lot and garage operators to improve their financial performance. The platform is fully functional and while it is the company’s only product that is currently needed there are others in development that will be used to provide clients with additional functionality. In the past, operators sold their spots directly to clients, either on an on-demand basis or by monthly or annual contract. Unsold spaces were unfulfilled sales. When parking apps hit the scene several years ago, the parking operators would allocate a certain number of physical spaces to each app, and if the space sold, the app provider and the operator shared the revenue. This company has developed an AI-based software that allocates spaces to the apps as needed, and also allows for automatic price increases (with a manual override possible), leading to additional profits both for the operator and for the app developer. The app user also wins by knowing that there is a guaranteed space allocated and the price of that space.

The principals of Seismic have been working with Parq virtually since its inception approximately two years ago. Parq’s original business plan was to target sporting, political and other events where local homeowners often provide parking spaces at their homes. The business model proved difficult to implement. If Parq wanted to ensure that homeowners lived up to their commitments, and parkers had solid, guaranteed spots, Parq felt it would be necessary to have on-the-ground support staff working every event. The costs of having the in-person support were prohibitive. So Parq retooled the business to be a software provider to the overall parking industry, and this decision has been rewarded with contracts from some of the largest parking operators in the United States. Currently, Parq’s business operations are confined to its two founders, an outside contract software developer, and one business development officer/salesman. As with Spare, Parq requires capital to grow and develop its technology, and full suite of services and access to Seismic’s business network to grow outside the United States.

Parq was organized in June 2018 and has not undergone any material reorganization or consolidation or similar transaction or any bankruptcy or similar proceeding and is not subject to any material legal proceedings. PARQ has generated over $100,000 in revenue, $50,000 in grants, and over $300,000 in expenses for development, marketing, payroll, rent, equipment, as well as other operational expenses.

The non-binding letter of intent with Parq dated November 16, 2020 (which appears as Exhibit 6.7 to the Offering Statement of which this Offering Circular forms a part) provides that the Company is contemplating an investment in the Parq with a projected closing date in the first or second quarter of 2021. We are planning on an investment of $500,000. Either party can terminate negotiations at any time with written notice. We intend to acquire a controlling interest in this company.

Investment Company Act Considerations

We intend to continue to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% asset test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We will monitor our compliance with the 40% asset test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We believe that neither we nor certain of our subsidiaries will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being primarily engaged in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors— If we are deemed an ‘investment company’ under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted.”

Qualified Small Business

The Company expects to be a “qualified small business” as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended, at and immediately after the issuance of the Shares. The Company has no predecessor and has never at any time held gross assets in excess of $50 million and does not expect to hold gross assets in excess of $50 million immediately after this Offering (including the proceeds of this Offering).

We intend that the Company will operate in the future in the manner required for the Shares offered in this Offering to qualify as “qualified small business stock” as defined in I.R.C. § 1202(c), so that investors in this Offering (other than corporations) that meet the more than 5-year holding period specified in I.R.C. Section 1202(a) may be eligible to exclude from gross income for federal income tax purposes 100% of any gain realized on a future sale or exchange of the Shares (up to the maximums prescribed in I.R.C. Section 1202(b)) and to receive an equivalent preference for federal alternative minimum tax purposes.

The Company has not redeemed any of its issued stock since its formation and has no intention to do so at any time within one year of the date of this Offering. It intends to satisfy the “active business requirement” in I.R.C. § 1202(d) under the aggregation rules in I.R.C. § 1202(d)(e) as a “parent-subsidiary controlled group” by retaining at least 80% of its assets (by value) in the form of stock representing more than 50%, by vote or value, of subsidiary corporations engaged in the active conduct of one or more qualified trades or businesses, as the term “qualified trade or business” is defined in I.R.C. § 1202(e)(3). It will not hold more than 10 percent of the value of its assets (net of liabilities) in the form of stock or securities of corporations that are not subsidiaries, except to the extent such stock or securities are permitted to be held as working capital or temporary investment under I.R.C. § 1202(e)(6). The Company and its subsidiaries will strive to avoid engagement in other activities or businesses or the acquisition or holding of assets or positions that would disqualify the Company from being a qualified small business.

Employees

We currently have three full time employees. A fourth employee will start part-time January 1, 2021.

Competition

Our ability to produce revenues will rely on several factors including and not limited to identifying winning management teams and disruptive entrepreneurs. We will compete with angel investor groups, traditional business incubators, business accelerators and venture capital firms many of whom may have a lot more capital and other resources than we do.

Intellectual Property

We do not own any patents or trademarks.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions relating to intellectual property, conduct of our business activities, or otherwise.

THE COMPANY’S PROPERTY

We do not own any real estate, office space or significant tangible assets. We maintain a post office box at the address indicated on the cover page of this Offering Circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Seismic was formed on July 1, 2020 and, as of the date of this Offering Circular, we have not yet commenced making the investments that are the core of our business plan. If we do not raise the maximum amount in this Offering, we will likely limit our operations, including making fewer investments and making some investments that may not fit our target profile.

Operating expenses for the period from inception to August 31, 2020 were $151,876, comprising compensation of $125,000 and formation and other operating expenses of $26,876.

Plan of Operations

Seismic is a newly formed Delaware company. We plan to invest and grow early stage companies intent on shaking up their marketplaces. As of the date of this Offering Circular, our operations (other than engaging in activities related to financings, including this Offering) have been limited and while we are currently negotiating with a number of potential portfolio companies, we have not yet reached the point at which there is a reasonable probability that we will invest in any particular company. The Company believes that it can scale its operations and investments based on the fund raised in this Offering.

Over the next 12 months the company intends to do the following:

•	Continue to market the Company to our target investors;

•	Continue to educate the market and potential investor partners, including through publication of newsletters and thought leadership pieces;

•	Continue to hold quarterly meetings with the Board of Advisors;

•	Work with our network to identify target companies;

•	Conduct due diligence of target companies including reviewing financials and market demographics; and

•	Secure financing as necessary.

Liquidity and Capital Resources

One of our executive officers advanced $57,284 for various expenses on behalf of the Company. Another executive officer paid $97 in various expenses on behalf of the Company. These advances have no repayment terms and do not bear any interest.

If we do not raise the maximum amount of this Offering, we will limit our operations, including making fewer investments and making investments that may not fit our target profile. See “Use of Proceeds of the Company” for more details.

In order to conduct our proposed operation, we will need the net proceeds from this Offering. The Company may also obtain lines of credit to provide working capital and to fund acquisitions. We currently have no outstanding debt, no bank line of credit and have not received a commitment from any lender to provide us with financing.

As of the date of this Offering Circular, we have not generated any revenues and our operations have been funded through advances from our officers and seed investors. As of August 31, 2020, we have negative working capital of and an accumulated deficit of $151,876. As such, substantial doubt exists regarding our ability to continue as a going concern for a period of at least twelve months from the date of this filing. Our failure to raise additional short-term capital could have a negative impact on not only our financial condition but also our viability.

Trend Information

The COVID-19 pandemic and concurrent economic slowdown are causing shifts in every area of society. We expect a huge increase in creativity and in re-thinking how business is done and how people navigate their daily lives. We are poised to foster some of the growth and change that is anticipated. We believe there are many industries, niches, and processes ripe for disruption. Here are just a few examples:

•	mobile banking targeted at unbanked populations;

•	educational digital testing and student performance optimization;

•	brand engagement through online gaming and cellular network utilization;

•	trusted proprietary platform for online goods auctions; and

•	Short-form video content platform for social media entertainment marketing.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees as of the date of the filing are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Steven P. Weinstein	Chief Executive Officer, Co-Founder and Director	62	July 1, 2020 – July 1, 2025 (term as an executive officer) July 1, 2020, indefinitely (term as a director)	Full-time

Eric B. White	President, Co-Founder and Director	64	July 1, 2020 – July 1, 2025 (term as an executive officer) August 28, 2020, indefinitely (term as a director)	Full-time

Alice P. Neuhauser	Co-founder, Chief Financial Officer, Treasurer and Director	58	July 1, 2020 – July 1, 2025 (term as an executive officer) August 28, 2020, indefinitely (term as a director)	Full-time

Yann Geron	Co-founder, Senior Vice President and Board Secretary	57	January 1, 2021 – July 1, 2025 (term as an executive officer) August 28, 2020, indefinitely (term as Board Secretary)	20 hours/week effective 1/1/21

Steven P. Weinstein is the Chair of our Board of Directors and our Chief Executive Officer. Mr. Weinstein has been involved in the capital markets, financing, private equity, venture capital and real estate over the past 30 years. Since 2002, he has been the Managing Director of Marketmaker Capital where he managed numerous transactions, capital structures and projects ranging from real estate advisory, loan portfolio structures and private equity funding. Prior to that, he was Chief Executive Officer of Salsa Systems, a New York-based venture-backed wireless software company and Chief Executive Officer of MagnaCom Corporation, a Denver-based telephone services company that acquired and combined technologies and capabilities from seven acquired telephone services companies. Mr. Weinstein was also Manager of Information Technology at Reuters Holdings PLC (now Thomson Reuters (NYSE: TRI)) between 1983 and 1991, where he was involved in a series of strategic corporate and technology acquisitions. While at Reuters, Mr. Weinstein was also responsible for the development of an artificial intelligence system for news and other financial data. Mr. Weinstein holds a Bachelor of Arts degree from Tufts University and completed executive education in conjunction with the Harvard Business School and the Institute Europeen d’Administration des Affaires in 1990. Mr. Weinstein is the chair of the board of Tzedek America, which provides immersive social justice programming for teens, and he is a member of the board of overseers of the Los Angeles campus of the Hebrew Union College – Jewish Institute for Religion.

Eric B. White is our President. Mr. White brings a unique mix of experience as a finance leader, lobbyist, banker and hi-tech entrepreneur. He was the founder, and most recently since 2009, the Senior Managing Partner, of Capitol Pacific Group, a business management advisory firm. He was also the co-founder, Chief Executive Officer and Chairman of Broadbay Networks, a leading communications infrastructure company. In finance, Mr. White has worked as a Director of Corporate Finance for Imperial Capital and as a Senior Advisor in Entertainment, Technology and Sports for Chanin Capital Partners. Prior to that, he was the President and Chief Executive Officer of National Public Affairs Group, a Washington, D.C. public affairs, fundraising and policy group. He has advised the President of the United States, Senators, Congressmen and Governors as well as some of the world’s largest companies. Mr. White graduated from Drew University.

Alice P. Neuhauser is our Chief Financial Officer and Treasurer. Since May 2017, Ms. Neuhauser has served as President of Gramarye Media, Inc., helping to develop the business model and business plan for the start-up IP incubator. From 2002 to 2018, served as the Responsible Officer and Manger of The Kushner-Locke Company, and was responsible for all financial and operational functions for the company through its bankruptcy and post-restructuring. From 1998 through 2003, Ms. Neuhauser served in various roles, culminating in President and Chief Financial Officer of Carolco Pictures, ultimately taking the company through bankruptcy and post-restructuring. She holds an AB degree in History and Folklore/Mythology from Harvard College and an MBA from UCLA’s Anderson School of Management.

Yann Geron is our Senior Vice President and Board Secretary. Since 2017, he has been a contract partner in the law firm of Reiler Kailas & Rosenblatt LLC. From 2005 to 2017, Mr. Geron was an equity partner of the law firm of Fox Rothschild LLP. From 1992 to 2005, Mr. Geron had his own law firm, Geron & Associates. In 1993, Mr. Geron was appointed by a branch of the U.S. Justice Department to serve as a member of the private Panel of Bankruptcy Trustees for the Southern District of New York (Manhattan), and he has served continually with distinction in that capacity for nearly 30 years. Over this period, Mr. Geron has been appointed trustee in countless business cases, and he has directly handled and supervised the restructuring or wind-down of many companies ranging in size from local to national footprints and in a wide variety of industries. As a practitioner in Federal court, Mr. Geron has also conducted a significant number of litigations involving complex commercial and fraud cases. Mr. Geron has also been appointed to the panel of trustees serving in cases under the newly-passed Subchapter V of Chapter 11 of the Bankruptcy Code.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees the Company’s business, evaluating the risks associated with our business strategy and decisions. The Board implements its risk oversight function as a whole. The Board of Directors may determine to create committees, for audit, compensation, or other purposes, as the Company grows, but ultimate responsibility for the strategy and direction of the Company shall remain with the Board for the foreseeable future. Further, as our securities are not listed on a national securities exchange, we are not subject to requirements concerning independent directors or the establishment of any particular committees.

Term of Office

Under its bylaws, the Company’s single initial board member may serve in that capacity unless removed for cause. To date, two additional directors have been added to the Board. The executive officers are appointed by the Board of Directors, subject to removal by the Board of Directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board of Advisors

A Board of Advisors consisting of up to twelve member has been established to give nonbinding guidance, advice and recommendations within the advisory board’s members’ areas of expertise to the Board of Directors and, at the direction of the Board of Directors, to senior management of the Company and, from time to time, directly to management of the Company’s portfolio companies. Such assistance may be on any matter identified by the Board of Directors relating to the establishment, growth and direction of the Company’s or a portfolio company’s business and operations. The Company will generally indemnify members of the advisors for losses, claims or damages related to their role as advisors. The Company intends to grant 6,250 shares to each advisor on an annual basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the first year ended December 31, 2020, the Company did not pay its executive officers or directors any compensation, although the Company accrued $375,000 with respect to the employment agreements with its executive officers.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)(1)	Total compensation ($)
Steven P. Weinstein	Chief Executive Officer	$0	$44,550	$44,550
Eric B. White	President	$0	$34,650	$34,650
Alice P. Neuhauser	Chief Financial Officer	$0	$14,850	$14,850
Yann Geron	Senior Vice President	$0	$9,900	$9,900

(1)

On a post-split basis 26,250,000 shares of common stock were issued pursuant to four Founder Stock Purchase Agreements effective July 1, 2020. The consideration totaling $1,050 was received in September 2020 and as a result, was included as a subscription receivable on our balance sheet as of August 31, 2020. The aggregate par value amount of the common shares issued exceeded the cash proceeds received by $103,950 and the Company determined that such excess was to be recorded as compensation expense on our statement of operations covering the period from inception to August 31, 2020.

For the fiscal year ended December 31, 2020, we did not pay our directors in their capacity as directors. There are three directors in this group.

Employment Agreements

On August 25, 2020, the Company entered into employment agreements with Messrs. Weinstein and White and Ms. Neuhauser, effective July 1, 2020, providing each an annual base salary of $250,000. On August 28, 2020, the Company entered into an employment agreement with Mr. Geron, with an effective date of January 1, 2021, providing Mr. Geron an annual base salary of $125,000. Between now and the effective date of his employment agreement, Mr. Geron had been acting as the Senior Vice President of the Company on a part-time basis by virtue of an engagement letter between the Company and the law firm of Reiler Kailas & Rosenblatt LLC where Mr. Geron is currently a contract partner.

The term of each of these four employment agreements with our co-founders is five years, automatically renewable for additional successive three-year terms. Under the terms of the agreements, each of these executive officers is entitled to (i) a signing bonus equal to his/her annual base salary if we raise an aggregate of $5 million or more through sale of our equity securities; (ii) a retention bonus of not less than 30% of his/her annual base salary in the event that his/her term of employment is renewed; and (iii) an annual bonus ranging between 50% to 200% of his/her annual base salary based on annual performance of the Company.

If we raise an aggregate of $5 million or more through sale of equity securities, it is expected that we will pay the following signing bonus to our executive officers.

Name	Total compensation ($)
Steven P. Weinstein	$250,000
Eric B. White	$250,000
Alice P. Neuhauser	$250,000
Yann Geron	$125,000

Indemnification of Officers and Directors

Our Bylaws provide that the Company shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her acting as a director, officer or legal representative of the Company, or serving at the request of the Company as a director, officer, employee or agent of another corporation or entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of the date of this Preliminary Offering Circular, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock.

Name and Address of Beneficial Owner	Amount	Percentage (4)
Steven Weinstein (1)	11,250,000	42.	6%
Eric White (2)	8,750,000	33.	2%
Alice Neuhauser (3)	3,750,000	14.2%
Yann Geron	2,500,000	9.5%
All executive officers and directors as a group	26,250,000	99.5%

(1)	Shares are held in the name of Weinstein-Windholz Family Trust, at 11271 Ventura Blvd #479, Los Angeles, CA 91604.

(2)	Shares are held in the name of Anselmo Holdings, LLC, at 425 15th Street #3326, Manhattan Beach, CA 90266.

(3)	Shares are held in the name of The Delft Trust, at 11271 Ventura Blvd #479, Los Angeles, CA 91604.

(4)	The company does not have a stock option or purchase plan giving any executive officer or director the right to acquire shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Our Chief Executive Officer, Mr. Weinstein advanced $57,284 for various expenses on behalf of the Company. Our Chief Financial Officer, Ms. Neuhauser paid $97 in various expenses on behalf of the Company. These advances have no repayment terms and do not bear any interest. Subsequent to August 31, 2020, the $57,284 advanced was converted to equity.

Until July 1, 2020, our Chief Executive Officer, Mr. Weinstein was the Managing Director of Marketmaker Capital, and our President, Mr. White, the Senior Managing Partner of Capitol Pacific Group. In light of their involvement with other entities in the capital markets, the Company may decide to invest in one or more companies affiliated with the Company’s officers or directors. Even though the Company plans to obtain an opinion from an independent investment banking firm or another independent third party that commonly renders valuation opinions, regarding the fairness to our stockholders from a financial point of view of any investment in companies affiliated with our officers, directors, advisors or existing stockholders, potential conflicts of interest may still exist, and as a result, the terms of the investment may not be as advantageous to the Company’s public stockholders as they would be absent any conflicts of interest.

SECURITIES BEING OFFERED

General

As of the date of this Offering Circular, the Company’s authorized capital stock consists of 200,000,000 shares of Common Stock, at $0.001 par value per share. We are offering Common Stock in this Offering.

Qualified Small Business Stock

The Company expects to be a “qualified small business” as defined in Section 1202(d) of the Internal Revenue Code of 1986, as amended, at and immediately after the issuance of the Shares. The Company has no predecessor and has never at any time held gross assets in excess of $50 million and does not expect to hold gross assets in excess of $50 million immediately after this Offering (including the proceeds of this Offering).

We intend that the Company will operate in the future in the manner required for the Shares offered in this Offering to qualify as “qualified small business stock” as defined in I.R.C. § 1202(c), so that investors in this Offering (other than corporations) that meet the more than 5-year holding period specified in I.R.C. Section 1202(a) may be eligible to exclude from gross income for federal income tax purposes 100% of any gain realized on a future sale or exchange of the Shares (up to the maximums prescribed in I.R.C. Section 1202(b)) and to receive an equivalent preference for federal alternative minimum tax purposes.

The Company has not redeemed any of its issued stock since its formation and has no intention to do so at any time within one year of the date of this Offering. It intends to satisfy the “active business requirement” in I.R.C. § 1202(d) under the aggregation rules in I.R.C. § 1202(d)(e) as a “parent-subsidiary controlled group” by retaining at least 80% of its assets (by value) in the form of stock representing more than 50%, by vote or value, of subsidiary corporations engaged in the active conduct of one or more qualified trades or businesses, as the term “qualified trade or business” is defined in I.R.C. § 1202(e)(3). It will not hold more than 10 percent of the value of its assets (net of liabilities) in the form of stock or securities of corporations that are not subsidiaries, except to the extent such stock or securities are permitted to be held as working capital or temporary investment under I.R.C. § 1202(e)(6). The Company and its subsidiaries will strive to avoid engagement in other activities or businesses or the acquisition or holding of assets or positions that would disqualify the Company from being a qualified small business.

While the Company intends that the Shares will constitute qualified small business stock in the hands of eligible investors who satisfy the 5-year holding period, and will use its best efforts to that end, no assurance can be given that the Shares will in fact constitute qualified small business stock in any particular case or that the law currently in effect will still be in force unmodified at the time that the Shares are sold. Investors should consult with their own tax advisors as to whether, if they purchase Shares in this Offering, they can expect to qualify for the partial exclusion from gain currently provided by I.R.C. § 1202.

The preceding discussion is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local tax consequences, if applicable, of purchasing, holding and disposing of our Shares, including the consequences of any proposed change in applicable laws.

Common Stock

Holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and do not have cumulative voting rights.

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, holders of the Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally-available funds.

In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference (of which, currently there are none) granted to the holders of any then outstanding class of capital stock having prior liquidation rights. Holders of the Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of the Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

FINANCIAL STATEMENTS

SEISMIC CAPITAL COMPANY

FINANCIAL STATEMENTS

AUGUST 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Seismic Capital Company

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Seismic Capital Company (the “Company”) as of August 31, 2020, the related statements of operations, changes in stockholders' deficit and cash flows for the period from July 1, 2020 (inception) through August 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2020, and the results of its operations and its cash flows for the period from July 1, 2020 (inception) through August 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a financing and the Company’s cash and working capital as of August 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

October 16, 2020, except for Note 7A, as to which the date is December 31, 2020

SEISMIC CAPITAL COMPANY

BALANCE SHEET

AUGUST 31, 2020

ASSETS

CURRENT ASSETS
Cash	$980
Prepaid expenses	5,000
TOTAL CURRENT ASSETS	5,980

NON-CURRENT ASSETS
Deferred offering costs	30,000

TOTAL ASSETS	$35,980

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$5,475
Accrued compensation - founders	125,000
Advances from officers	57,381
TOTAL CURRENT LIABILITIES	187,856

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value, 200,000,000 shares authorized, 26,250,000 share issued and outstanding	26,250
Additional paid-in capital	78,750
Subscription receivable	(1,050)
Accumulated deficit	(255,826)

TOTAL STOCKHOLDERS' DEFICIT	(151,876)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$35,980

The accompanying notes are an integral
part of these financial statements.

SEISMIC CAPITAL COMPANY

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 1, 2020 (INCEPTION) THROUGH AUGUST 31, 2020

REVENUES	$-

OPERATING EXPENSES
Compensation - founders	228,950
Formation and other operating expenses	26,876

TOTAL OPERATING EXPENSES	255,826

NET LOSS	255,826

Weighted average number of common shares, basic and diluted	26,250,000

Basic and diluted net loss per common share	$(0.010)

The accompanying notes are an integral

part of these financial statements.

SEISMIC CAPITAL COMPANY

STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE PERIOD FROM JULY 1, 2020 (INCEPTION) THROUGH AUGUST 31, 2020

	Common Stock		Additional Paid-In Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Dollar
Balance at July 1, 2020	-	$-	$-	$-	$-	$-

Issuance of common shares	26,250,000	26,250	78,750	(1,050)	-	103,950

Net loss	-	-	-	-	(255,826)	(255,826)

Balance, August 31, 2020	26,250,000	$26,250	$78,750	$(1,050)	$(255,826)	$(151,876)

The accompanying notes are an integral
part of these financial statements.

SEISMIC CAPITAL COMPANY

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 1, 2020 (INCEPTION) THROUGH AUGUST 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(255,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash compensation- founders	103,950
Change in prepaid expenses	(5,000)
Change in accounts payable	5,475
Change in accrued compensation - founders	125,000

NET CASH USED IN OPERATING ACTIVITIES	(26,401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from officers	57,381
Offering costs	(30,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	27,381

NET INCREASE IN CASH	980

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$980

Supplemental disclosures:
Interest paid in cash	$-
Income taxes paid in cash	$-

The accompanying notes are an integral

part of these financial statements.

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Significant Accounting Policies

Organization and Business Activities: Seismic Capital Company (the “Company”) was incorporated in the state of Delaware on July 1, 2020. The Company was formed to raise capital and acquire early stage, primarily technology, companies that would benefit from financial, advisory, back-office, relationship and other support. The Company is in the process of identifying its first target companies. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Emerging Growth Company: The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Basis of Presentation: The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Cash and Cash Equivalents: The Company considers cash equivalents to include cash and investments with an original maturity of three months or less. The Company did not have any cash equivalents as of August 31, 2020.

Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At August 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Significant Accounting Policies (Continued)

Use of Estimates: GAAP requires that the financial statements include estimates by management in the valuation of certain assets and liabilities at the date of the financial statement. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Recent Accounting Standards: Management does not believe that any recently issued, but not yet effective, accounting standards update, if currently adopted, would have a material effect on the Company’s financial statements.

Note 2 – Going Concern

These accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a period following the date of these financial statements. The Company is in the development stage and has not yet started generating revenue. It relies on capital raises to implement its business plan. The Company is in the process of raising funds which it believes should be sufficient to commence operations, however, at this early stage, there is no assurance that the Company will raise enough funds or generate sufficient revenues to pay its obligations as they become due, which raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying value of assets or classification of liabilities as a result of this uncertainty.

Note 3 – Related Party Transactions

An officer of the Company advanced $1,000 to the Company and also paid $56,284 for various expenses on behalf of the Company. Another officer also paid $97 in various expenses on behalf of the Company. These advances have no repayment terms and do not bear interest. A founder whose employment agreement is not yet effective has been providing consulting services for the Company. Such services were negligible during the period ended August 31, 2020.

Note 4 – Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

Note 4 – Income Taxes (Continued)

The Company has adopted guidance issued by the Financial Accounting Standards Boards (“FASB”) that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. The Company will file tax returns with the Internal Revenue Service (“IRS”), and in any states and any other jurisdictions in which it is required to file income tax returns. The Company is subject to income tax examinations by the IRS and state tax authorities for such filings.

The Company is expected to generate a net operating loss for its taxable year ending December 31, 2020. This net operating loss will be carryforwards to offset future taxable income. The resulting deferred tax asset is expected to be offset by a valuation allowance until such a date the tax benefit is likely to be realized. The provision for income taxes was deemed to be immaterial for the period from July 1, 2020 (inception) to August 31, 2020.

Note 5 – Equity

The Company is authorized to issue 200,000,000 shares of common stock with a par value of $0.001 per share. 26,250,000 shares of common stock were issued pursuant to four Founder Stock Purchase Agreements effective July 1, 2020. The consideration totaling $1,050 ($0.00004 per share) was received in September 2020 and as a result, was included as a subscription receivable on   the accompanying balance sheet as of August 31, 2020. The aggregate par value amount of the pre reverse stock split (see Note 7A) common shares issued exceeded the cash proceeds received by $103,950 and the Company determined that such excess was to be recorded as compensation expense on the accompanying statement of operations.

17,062,500 of these shares are subject to a Company repurchasing option schedule requiring the founders to maintain their business relationship as described in the agreement. The repurchasing option expires on a total of 6,562,500 shares on July 1, 2021, 6,562,500 shares on July 1, 2022 and 3,937,500 shares on July 1, 2023.

The shares eligible for repurchase by the Company are at the option of the Company at the then fair market value of the vested shares in the event of a termination, bankruptcy or divorce.

Note 6 – Commitments and Contingencies

Pandemic: The new coronavirus (COVID-19) pandemic and concurrent economic slowdown may impact our deal flow and ease to attract investors which may affect our business, financial condition, and results of operations.

SEISMIC CAPITAL COMPANY

NOTES TO FINANCIAL STATEMENTS

Note 6 – Commitments and Contingencies (Continued)

Employment Agreements: On August 25, 2020, the Company entered into employment agreements with three founders of the Company, effective July 1, 2020. Each agreement is for a period of five years at a salary of $250,000 per year, plus the possibility of a bonus ranging between 50% and 200% of the annual salary. The Company accrued $125,000 with respect to these agreements at August 31, 2020. The Company also entered into a similar agreement on August 28, 2020 with a fourth founder at a salary of $125,000 per year. Such contract expected to become effective on January 1, 2021. The employment agreements also provide for a contingent signing bonus equal to each founder’s annual salary if the Company closes on the sale of the Company’s equity securities in the aggregate amount of no less than $5,000,000.

Legal Matters: From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company is not involved in any legal proceedings at the present time.

Note 7 – Subsequent Events

Subsequent Events: The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through October 16, 2020, the date that the financial statements were issued.

As described in note 4, the subscription receivable of $1,050 for the 26,250,000 shares of common stock was collected on September 17, 2020.

Subsequent to August 31, 2020, the Company issued 57,284 shares of common stock to an officer in settlement of its advances from that officer totaling $57,284 ($1.00 per share). As part of its fundraising efforts, the Company also issued 10,000 shares of common stock to one of its founders for cash consideration of $10,000 ($1.00 per share). The Company then issued a total of 70,000 shares of common stock to eight individuals for cash consideration of $140,000 ($2.00 per share). The Company also entered into 2-year agreements with 11 advisors under which it will issue 6,250 shares of common stock per year to each advisor for their services. The company also issued 6,250 shares of common stock to a consulting firm for services performed.

Note 7A – Reverse Stock Split

A 1:4 reverse stock split of the Company’s common stock was effected on December 30, 2020, as discussed in the Offering statement of which these financial statements are a part (the “Reverse Stock Split”). All share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.

PART III

INDEX TO EXHIBITS

1.	Underwriting Agreement

2.1	First Amended and Restated Certificate of Incorporation

2.2	Bylaws*

4.	Form of Subscription Agreement*

6.1	Employment Agreement (Steven Weinstein)*

6.2	Employment Agreement (Eric White)*

6.3	Employment Agreement (Alice Neuhauser)*

6.4	Employment Agreement (Yann Geron)*

6.5	Letter of Intent between the Company and Blockbonds/Spenn AS dated November 16, 2020*

6.6	Letter of Intent between the Company and Spare CS, Inc. dated November 16, 2020*

6.7	Letter of Intent between the Company and Parq, Inc. dated November 16, 2020*

8.	Form of Escrow Agent Agreement*

11.	Consent of Marcum LLP, Independent Registered Public Accounting Firm

12.	Attorney opinion on legality of the offering*

13.	“Test the waters” materials*

16.	Draft offering statement previously submitted pursuant to Rule 252(d) (October 16, 2020)*

*Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 8, 2021.

Seismic Capital Company

/s/ Steven P. Weinstein

By Steven Weinstein, Co-Founder, Chief Executive Officer

/s/ Alice P. Neuhauser

By Alice P. Neuhauser, Chief Financial Officer, Principal Accounting Officer and Treasurer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Steven P. Weinstein

Steven P. Weinstein, Director

Date: February 8, 2021

/s/ Alice P. Neuhauser

Alice P. Neuhauser, Director

Date: February 8, 2021